Exhibit 10. (m)

AMENDMENT SIX

TO

THE FLEETBOSTON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 2

(1997 Restatement)

1. Section 8.1(d) of the Plan is amended effective December 16, 2003, to read as follows:

(d) A Participant may make a one-time irrevocable election, in accordance with procedures established by the Committee, to receive a lump-sum payment of Deferrals made after December 31, 1997 and before the time of such payment. Such lump-sum payment shall be made as soon as reasonably practicable after January 1, 2003, if the Participant files an election with the Committee on or before December 31, 2001 to receive such distribution. Alternatively, such lump-sum payment shall be made as soon as reasonably practicable after January 1, 2004, if the Participant files an election with the Committee on or before December 31, 2002 to receive such distribution. The annual interest equivalent factors applicable to Deferrals to be distributed in accordance with this Section 8.1(d) shall be redetermined in the manner provided for in the last sentence of Section 6.2, such that no basis-point reduction applies with respect to the annual interest equivalent factors applicable to such Deferrals. Any Participant electing payment under this Section 8.1(d) shall be prohibited from electing to make Deferrals under Article V of the Plan for the calendar year in which the lump-sum distribution is paid (either calendar year 2003 or 2004, as applicable). The Participant’s election under this Section 8.1(d) shall have the effect of accelerating the otherwise applicable time for payment of applicable Deferrals under the Plan, but shall not delay payment otherwise required under the terms of the Plan.

2. Section 6.3 is amended effective December 16, 2003, to read as follows:

6.3 During Distribution or Upon Change of Control. The annual interest equivalent factors applied to Deferrals of a Participant following commencement by the Participant of annual installment distributions shall be fixed at the interest equivalent factors applied to the Participant’s Deferrals in the month immediately prior to the month that annual installment distributions commence. Following a Change of Control, the annual interest equivalent factors applied to pre-1998 Deferrals of each individual Participant shall not be less than the annual interest equivalent factors applicable to such Deferrals of the Participant immediately prior to the Change of Control (determined without regard to Section 6.2). Following a

Change of Control, the annual interest equivalent factors applied to post-1997 Deferrals of each individual a Participant shall not be less than the annual interest equivalent factors applicable to such Deferrals of the Participant immediately prior to the Change of Control (determined without regard to Section 6.2). The provisions of this Section 6.3 shall be applied separately to the Participant’s Deferrals for each calendar year.

IN WITNESS WHEREOF, this Amendment Six was adopted by the Human Resources Committee at its December 16, 2003 meeting and is executed by a duly authorized officer of the Company on this 19th day of December, 2003.

FLEETBOSTON FINANCIAL CORPORATION

By:	/S/ M. ANNE SZOSTAK
M. Anne Szostak
Executive Vice President and Director of Human Resources